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                                                                   Exhibit 99.1

[VISTA GOLD CORP. LOGO]    7961 SHAFFER PARKWAY
                           SUITE 5
                           LITTLETON, COLORADO 80127
                           TELEPHONE (720) 981-1185
                           FAX (720) 981-1186

                                           Trading Symbol: VGZ
                                           Toronto and American Stock Exchanges

____________________________________ NEWS _____________________________________

VISTA GOLD CORP. ANNOUNCES UPDATED RESOURCE ESTIMATE FOR THE MAVERICK SPRINGS PROJECT IN NEVADA

DENVER, COLORADO APRIL 21, 2004 - Vista Gold Corp. (TSX & AMEX: VGZ) is pleased to announce the results of an updated resource analysis for the Maverick Springs project prepared on April 13, 2004, by Snowden Mining Industry Consultants of Vancouver, British Columbia, an independent consulting firm, in accordance with Canadian National Instrument 43-101 guidelines. The report includes drill results, previously reported, from 23 reverse circulation holes completed by Vista in 2002 and 2003. The Maverick Springs gold-silver project is located approximately 50 miles southeast of Elko, Nevada, on the southeast extension of the Carlin Trend.

Maverick Springs is a large, flat-lying, Carlin-type system with gold-silver mineralization occurring in a zone 100 to 400 feet in thickness.

The resource estimate is based on a database containing 159 drill holes. The resource was reported at a cutoff grade of 1.0 silver-equivalent ounces per ton. Silver equivalence was calculated using metal price averages over the past three years of US$327 per ounce for gold and US$4.77 per ounce for silver. Gold and silver resources as of April 13, 2004, are:

-------------------------------- ---------- ----------------------- -----------------------
                                                      Gold                   Silver
-------------------------------- ---------- ----------------------- -----------------------
                                    Tons      Grade     Contained     Grade     Contained
                                   (000s)    (o.p.t.)     Ounces     (o.p.t.)     Ounces
-------------------------------- ---------- ---------- ------------ ---------- ------------
Indicated resources 1)              69,630      0.010      696,300        1.0   69,630,000
-------------------------------- ---------- ---------- ------------ ---------- ------------
Inferred resources 2)               85,550      0.008      684,400        1.0   85,550,000
-------------------------------- ---------- ---------- ------------ ---------- ------------


1) CAUTIONARY NOTE TO U.S. INVESTORS CONCERNING ESTIMATES OF INDICATED
RESOURCES: This table uses the term "indicated resources". We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. U.S. INVESTORS ARE CAUTIONED NOT TO ASSUME THAT ANY PART OR ALL OF MINERAL DEPOSITS IN THIS CATEGORY WILL EVER BE CONVERTED INTO RESERVES.

2) CAUTIONARY NOTE TO U.S. INVESTORS CONCERNING ESTIMATES OF INFERRED RESOURCES:
This table uses the term "inferred resources". We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. "Inferred resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility or other economic study. U.S. INVESTORS ARE CAUTIONED NOT TO ASSUME THAT ANY PART OR ALL OF AN INFERRED RESOURCE EXISTS OR IS ECONOMICALLY OR LEGALLY MINABLE.

In November 2002, Vista reported indicated gold resources of 350,000 ounces and inferred gold resources of 747,000 ounces at a gold cutoff grade of 0.005 gold ounces per ton. At the same time, indicated silver resources were reported to be 32,321,000 ounces and inferred silver resources were reported to be 68,776,000 ounces at a silver cutoff grade of 0.50 silver ounces per ton. Gold and silver resources were estimated in

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separate studies using separate gold and silver cutoff grades in the November
2002 report, while in the April 13, 2004 report, they were estimated as part of a single study using a combined cutoff grade (the silver equivalent cutoff grade).

Vista President and CEO Jock McGregor stated "Drilling conducted by Vista in 2002 and 2003 has resulted in a significant increase to our resource base at Maverick Springs. This work also demonstrates Vista's continuing commitment to enhancing shareholder value through activities that potentially increase the value of our projects."

The project is subject to an option/joint venture earn-in agreement between Vista and Silver Standard Resources Inc. (TSX-V: SSO; NASDAQ Small Cap: SSRI), as previously disclosed, in which Silver Standard will acquire all silver mineralization hosted at Maverick Springs while Vista will retain all gold mineralization. In order to earn its interest, Silver Standard paid US$300,000 in cash and will contribute a total of US$1.2 million toward exploration programs, land holding costs and option payments.

Vista Gold Corp., based in Littleton, Colorado, evaluates and acquires gold projects with defined gold resources. Additional exploration and technical studies are undertaken to maximize the value of the projects for eventual development. The Corporation's holdings include the Maverick Springs, Mountain View, Hasbrouck, Three Hills, Wildcat projects and Hycroft mine, all in Nevada, the Long Valley project in California, the Yellow Pine project in Idaho, the Paredones Amarillos and Guadalupe de los Reyes projects in Mexico, and the Amayapampa project in Bolivia.




The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation's periodic reports, including the annual report on Form 10-K, as amended, filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Jock McGregor at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com